Church & Dwight Co., Inc.

News Release

Contact:
Lee McChesney
Chief Financial Officer
609-806-1200

CHURCH & DWIGHT DELIVERS STRONG SECOND QUARTER RESULTS

Q2 NET SALES, ORGANIC SALES AND ADJUSTED EPS EXCEED OUTLOOK

RAISES FULL-YEAR 2026 SALES, EPS, AND CASH FLOW OUTLOOK

2026 Second Quarter Results	2026 Full Year Outlook

• Net Sales +1.6% Reflecting Strategic Portfolio Actions

• Organic Sales +5.8%: Domestic +5.1% | Int’l +9.1% | SPD +2.8%¹

• Gross Margin 45.4%; Adjusted Gross Margin 45.4%¹ (+40 bps)

• Reported EPS $0.85, Adjusted EPS $0.89¹

• Cash from Operations $286.8 Million (+24.3%)

• Net Sales Flat to +1% (Prior Range -1.5% to -0.5%)

• Organic Sales Growth +4% to 5%[1] (Prior +3% to 4%)

• Adjusted Gross Margin Expansion of 100 to 120 bps

• EPS +20 to 22%; Adjusted EPS +6% to 8%¹ (Prior 5% to 8%)

• Cash From Operations ~$1.175 Billion (Prior $1.150 Billion)

EWING, NJ, July 31, 2026 – Church & Dwight Co., Inc. (NYSE: CHD) today announced that the Company exceeded its second quarter outlook with stronger than expected sales and earnings growth. Net sales increased 1.6% to $1,530.0 million in the second quarter, exceeding the Company’s outlook of a 1% decline and reflecting the benefits of its successful 2025 strategic portfolio actions. Organic sales growth accelerated to 5.8%, well above the Company’s 3% outlook, with growth across all three divisions, driven primarily by volume growth of 4.3% and positive price and mix of 1.5%. During the quarter, the company also acquired the fast-growing MISS MOUTH’S MESSY EATER™ brand, the #1 stain remover brand on Amazon.

Rick Dierker, Chief Executive Officer, commented, “Our power brands continued to perform exceptionally well in a challenging macroeconomic environment, driving a second straight quarter of industry-leading organic sales growth. Despite ongoing volatility, we delivered a strong first half of growth. In the quarter, our brands once again gained share driven by innovation, distribution wins, and increased marketing investments. The strength of our brand portfolio, combined with the strategic portfolio actions we implemented in 2025, has enhanced our focus on our growth initiatives and reinforces our confidence as we enter the second half of 2026. We are raising our outlook for sales, earnings per share and cash flow. I want to thank the entire Church & Dwight team for all their efforts and focus in delivering these strong results.

“In the second quarter, the Domestic division grew 5.1% organically reflecting sustained strength across both our household and personal care portfolios. The International division grew 9.1% organically driven by broad-based growth across the Global Markets Group and our subsidiaries. Our Specialty Products division grew organic sales 2.8% as the business delivered balanced results across the globe. Global e-commerce grew 22.7% in the second quarter with global online sales now representing 25.5% of the Company’s total consumer sales, reflecting the continued strength of our digital capabilities and brands. We were also encouraged by the strong initial sales results from our MISS MOUTH’S brand following the acquisition in June.

“Second quarter reported EPS was $0.85, compared to $0.78 last year. Second quarter Adjusted EPS of $0.89 exceeded the Company’s outlook of $0.88 as stronger-than-expected sales drove earnings growth and enabled incremental investments in our brands. Compared to Adjusted EPS of $0.94 last year, strong sales and gross margin expansion supported increased marketing investments and reflected the impacts of TOUCHLAND’s amortization and SG&A expenses. The Company also generated strong cash flow in the quarter, and we now expect approximately $1.175 billion of cash from operations this full-year 2026.”

Second Quarter Review

Consumer Domestic net sales were $1,155.8 million, a $1.7 million or 0.1% increase. Organic sales increased 5.1% driven by volume growth (+3.6%) and favorable price and product mix (+1.5%). Organic sales growth was driven by THERABREATH™ mouthwash and toothpaste, HERO™, ARM & HAMMER™ cat litter, and ZICAM™. Reported Consumer Domestic sales also included growth from the acquisitions of TOUCHLAND™ and MISS MOUTH’S offset by the sales impact from last year’s strategic portfolio actions.

Consumer International net sales were $297.5 million, a $19.9 million or 7.2% increase. Organic sales increased 9.1% driven by higher volume (+7.3%) and favorable price and product mix (+1.8%). Growth was driven by the THERABREATH, HERO, and BATISTE™ brands.

Specialty Products net sales were $76.7 million, a $2.1 million or 2.8% increase. Organic sales also increased 2.8% due to a combination of higher volume (+1.3%) and higher price and product mix (+1.5%).

Gross margin increased 240 basis points to 45.4%. Adjusted gross margin was also 45.4%1, an increase of 40 basis points driven by higher volume, productivity, favorable mix from our acquisitions and portfolio actions partially offset by higher inflation and recent transportation cost increases.

Marketing expense was $165.3 million, up $8.2 million and 40 basis points as a percentage of sales compared to last year. The Company continues to invest in its brands and new products, supporting our innovation, and growth initiatives.

Selling, general, and administrative expense (SG&A) was $252.2 million, including $6.3 million of charges related to restricted stock issued for the TOUCHLAND acquisition. Adjusted SG&A was $241.4 million1 or 15.8% of net sales, a 220-basis point increase over prior year reflecting the amortization and SG&A expenses related to the Touchland acquisition.

Income from Operations was $276.4 million. Adjusted income from operations was $287.2 million, a decrease of $28.7 million compared to prior year.1 Strong organic sales growth and gross margin expansion was offset by the increased investments in marketing and the higher SG&A expenses.

Other Expense increased $9.2 million reflecting lower interest income.

The adjusted effective tax rate decreased to 20.3% in the second quarter from 23.8% last year as a result of continued tax planning initiatives.

Cash Flow

Strong cash flow generation and the strength of our balance sheet remains a hallmark of our business and provides substantial flexibility to invest in growth and pursue strategic opportunities. Cash from operations for the first six months of 2026 was $461.6 million, an increase of 10.8% versus prior year, driven by higher cash earnings and disciplined working capital management. Capital expenditures totaled $61.8 million in the first half, an increase of $22.8 million versus the prior year, supporting continued sales growth. We continue to expect full-year capital expenditures for the full year to be approximately $130 million or 2% of sales.

As of June 30, 2026, the Company’s total debt was $2.3 billion and cash-on-hand was $254.8 million.

2026 New Products

“Innovation has always been a key driver of our organic growth, and the first half of this year was no exception,” said Mr. Dierker. “We are confident that our relentless focus on innovation will continue to drive industry-leading growth, distribution gains at shelf, and market share expansion. New product launches this year are expected to account for approximately half of our organic growth as we innovate in key categories across our portfolio of everyday brands and products.”

The Company’s 2026 innovation portfolio is focused on the following:

THERABREATH™ continued the momentum behind its new toothpaste launch with robust marketing campaign that drove trial and built every-day regimen for our new toothpaste product line. The new line includes four variants addressing top consumer oral care needs with its effective cleaning and distinctively fresh flavor profile. Consumer reviews across multiple platforms show strong reviews with an average rating of 4.5 stars.

In rinse, THERABREATH™ launched new Complete Revitalizing Mint with 6-in-1 benefits and its signature alcohol-free, no burn, dye-free experience. THERABREATH™ Complete is now the top-selling new Rinse sold nationally. THERABREATH™ also just launched new portable rinse sachets in both Invigorating Icy Mint and Anti-cavity Sparkle Mint for freshness on the go. Available in 10ct packs, they are designed for travel, purse or pocket – whenever and wherever the need for fresh breath arises.

ARM & HAMMER™ Cat Litter launched DUAL DEFENSE™ with Microban® Clumping Litter. This innovative formula delivers two layers of powerful protection: ARM & HAMMER™ odor-eliminating technology that seals and destroys odors, plus active Microban® antimicrobial product protection. Designed for germ-conscious pet parents, DUAL DEFENSE™ provides elevated confidence and a fresher experience. The launch is off to a strong start, supported by marketing investment and positive consumer response, earning a 4.6-star consumer rating.

HERO™ is bringing its acne expertise to the cleanser category with a lineup of cleansers that address distinct needs for the acne-prone consumer. Mighty Cleanser™, Pore Cleanser and Gentle Cleansers, includes powerhouse ingredients that deliver the perfect balance of efficacy and gentleness; designed to tackle acne without the dryness and irritation of traditional acne products.

HERO™ MIGHTY SHIELD™ liquid patch is a first-of-its-kind breakthrough for consumers who want to treat breakouts without compromising their look. This innovative liquid-to-patch film creates an invisible protective barrier that seals blemishes as they heal, blending seamlessly under makeup for effortless coverage and confidence.

Outlook for 2026

“We are executing with excellence in a challenging environment,” said Mr. Dierker. Our focus remains on providing consumers with high-quality, solution-oriented products at the right value. Our improved outlook reflects the strength of our operating fundamentals, led by volume growth, market share gains and gross margin expansion.

“While the situation in the Middle East creates some inflationary pressure, we continue to expect that we can offset this transitory cost pressure in 2026.

“Separately, we now expect to receive approximately $15 million of phase II tariff refund benefits in the second half of the year. The Company will invest these proceeds in consumer-facing activities and to offset inflationary pressures.

“We are raising our organic sales growth to approximately 4% to 5%, from our prior expectations of 3% to 4%, reflecting our strong first half growth performance and our confidence in continued momentum during the second half of the year. ¹ We also have raised our reported sales to approximately flat to 1% growth, versus our prior view of a sales decline of approximately 1.5% to 0.5%. This improvement reflects the strength of our organic growth momentum and the contribution from the MISS MOUTH’s ™ brand. I am especially excited about the growth opportunities for MISS MOUTH’s over the next 12-18 months.

“Full-year adjusted gross margin is now expected to expand approximately 100 to 120 basis points. Volume growth, productivity, and favorable mix from our acquisitions and portfolio actions are expected to fully offset inflation, transportation and tariff-related costs.

“Marketing as a percentage of sales is now expected to be at or above 11% of sales reflecting our increased level of brand investment.

“We continue to expect SG&A as a percentage of sales to remain above 2025 levels, reflecting the impact of the TOUCHLAND and MISS MOUTH’S acquisitions and our targeted investments in growth initiatives, AI, ecommerce and our international business.

“Our adjusted tax rate is now expected to be approximately 21% (previously 21.5%).

“We now expect full-year reported EPS to increase approximately 20% to 22%. We are raising our Adjusted EPS expectation for 2026 to 6% to 8% growth, from our prior expectation of 5% to 8%. This improvement reflects strong growth across all three divisions, continued gross margin expansion and our disciplined reinvestments in our business.

“Cash flow from operations is now expected to be approximately $1.175 billion (previously $1.150 billion) reflecting our improved earnings outlook. We will continue to pursue acquisitions that meet our strict criteria, with an emphasis on fast-moving consumable products, similar to the successful THERABREATH, HERO, TOUCHLAND and MISS MOUTH’S acquisitions.

“For the third quarter, we expect organic sales growth of approximately 3%¹ and reported sales to decline approximately 1%, driven entirely by the strategic portfolio actions taken in 2025. Further, gross margin expansion will continue and marketing spending will sequentially increase to approximately 12% of sales. We expect higher SG&A and a tax rate of approximately 21.5%. Overall, adjusted EPS is expected to be approximately $0.89 per share, an increase of 10% versus last year.” ¹

¹ Organic Sales, Adjusted Gross Margin, Adjusted SG&A, Adjusted Income from Operations, Adjusted Tax Rate, and Adjusted EPS are non-GAAP measures. See non-GAAP reconciliations included at the end of this release.

Church & Dwight Co., Inc. (NYSE: CHD) will host a webcast to discuss second quarter 2026 results on July 31, 2026, at 10:00 a.m. (ET). The webcast will be broadcast online.

About Church & Dwight Co., Inc.

Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda. The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER®, TROJAN®,

OXICLEAN®, FIRST RESPONSE®, NAIR®, ORAJEL®, XTRA®, BATISTE®, WATERPIK®, ZICAM®, THERABREATH®, HERO®, TOUCHLAND®and MISS MOUTH’S®. For more information, visit the Company’s website.

Church & Dwight has a longstanding heritage of commitment to people and the planet. In the early 1900’s, we began using recycled paperboard for all packaging of household products. Today, virtually all our paperboard packaging is from certified, sustainable sources. In 1970, the ARM & HAMMER™ brand introduced the first nationally distributed, phosphate-free detergent. That same year, Church & Dwight was honored to be one of a few corporate sponsors of the first annual Earth Day. Most recently in 2024 and 2025, our ongoing progress earned continued public recognition, including Time Magazine’s Ranking of the World’s Most Sustainable Companies, Newsweek Magazine’s Americas Most Responsible Companies, USA Today’s Ranking of America’s Climate Leaders, EPA’s Safer Choice Partner of the Year, FTSE4Good Index Series, amongst others. For more information, see the Church & Dwight 2025 Sustainability Report on the Company’s website.

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; the impact of tariffs; gross margin changes; trade and marketing spending; marketing expense as a percentage of net sales; sufficiency of cash flows from operations; earnings per share; the impact of new accounting pronouncements; cost savings programs; recessionary conditions; interest rates; inflation; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of acquisitions; and capital expenditures. Other forward-looking statements in this release may be identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “outlook,” “forecast,” “project,” “anticipate,” “to be,” “to make” or other comparable terms. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect. In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events), including those relating to the outbreak of contagious diseases; the impact of new regulations and legislation and change in regulatory priorities; shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs; increased or changing regulation regarding the Company’s products and its suppliers in the United States and other countries where it or its suppliers operate; the impact on the global economy of the Russia/Ukraine war and conflict in the Middle East, including the impact of export controls and other economic sanctions; potential recessionary conditions or economic uncertainty; the impact of continued shifts in consumer behavior, including accelerating shifts to on-line shopping; unanticipated increases in raw material and energy prices, including as a result of the Russia/Ukraine war, conflict in the Middle East or other inflationary pressures; delays and increased costs in manufacturing and distribution; increases in transportation costs; labor shortages; the impact of price increases for our products; the impact of inflationary conditions; the impact of supply chain and labor disruptions; the impact of severe or inclement weather on raw material and transportation costs; adverse developments affecting the financial condition of major customers and suppliers; competition; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space or on-line share of private label and retailer-branded products or other changes in the retail environment; impairment charges or other negative impacts to the value of the Company’s assets; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; our ability to complete the announced strategic alternatives for certain of our businesses and realize the intended benefits; the risk that the announcement of strategic alternatives could have an adverse effect on the Company; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; the Company’s borrowing capacity and ability to finance its operations and potential acquisitions; higher interest rates; foreign currency exchange rate fluctuations; market volatility; issues relating to the Company’s information technology and controls; the impact of natural disasters, including those related to climate change, on the

Company and its customers and suppliers, including third party information technology service providers; integrations of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment in the countries where we do business.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws. You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information. Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(In millions, except per share data)	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net Sales	$1,530.0	$1,506.3	$2,999.3	$2,973.4
Cost of sales	836.1	859.3	1,624.0	1,666.8
Gross Profit	693.9	647.0	1,375.3	1,306.6
Marketing expenses	165.3	157.1	304.7	293.7
Selling, general and administrative expenses	252.2	228.2	503.2	455.9
Income from Operations	276.4	261.7	567.4	557.0
Equity in earnings of affiliates	2.7	2.8	5.0	4.4
Other income (expense), net	(23.2)	(14.0)	(43.9)	(28.8)
Income before Income Taxes	255.9	250.5	528.5	532.6
Income taxes	53.1	59.5	109.4	121.5
Net Income	$202.8	$191.0	$419.1	$411.1
Net Income per share - Basic	$0.86	$0.78	$1.77	$1.68
Net Income per share - Diluted	$0.85	$0.78	$1.76	$1.66
Dividends per share	$0.31	$0.30	$0.62	$0.59
Weighted average shares outstanding - Basic	236.7	244.7	236.6	245.2
Weighted average shares outstanding - Diluted	238.2	246.4	238.2	247.2

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	June 30, 2026	December 31, 2025
Assets
Current Assets
Cash and Cash Equivalents	$254.8	$409.0
Accounts Receivable	596.8	593.4
Inventories	601.9	534.8
Other Current Assets	68.2	59.8
Total Current Assets	1,521.7	1,597.0
Property, Plant and Equipment (Net)	826.5	822.8
Equity Investment in Affiliates	12.1	10.3
Trade Names and Other Intangibles	3,743.1	3,511.5
Goodwill	2,649.9	2,627.5
Other Long-Term Assets	352.4	343.3
Total Assets	$9,105.7	$8,912.4
Liabilities and Stockholders’ Equity
Short-Term borrowings	$49.9	$0.0
Other Current Liabilities	1,277.3	1,497.7
Total Current Liabilities	1,327.2	1,497.7
Long-Term Debt	2,206.3	2,205.1
Other Long-Term Liabilities	1,224.4	1,207.4
Stockholders’ Equity	4,347.8	4,002.2
Total Liabilities and Stockholders’ Equity	$9,105.7	$8,912.4

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Six Months Ended
(Dollars in millions)	June 30, 2026	June 30, 2025

Net Income	$419.1	$411.1

Depreciation and amortization	127.2	117.5
Deferred income taxes	4.4	(12.8)
Business exit related impairments	0.0	51.0
Non-cash compensation	42.6	30.2
Other	3.3	5.6
Subtotal	596.6	602.6

Changes in assets and liabilities:
Accounts receivable	(5.9)	4.3
Inventories	(65.4)	(2.9)
Other current assets	(12.1)	(0.9)
Accounts payable	52.5	(13.5)
Accrued expenses	(105.2)	(149.6)
Income taxes payable	11.2	(12.9)
Other	(10.1)	(10.6)
Net cash from operating activities	461.6	416.5

Capital expenditures	(61.8)	(39.0)
Acquisition	(300.0)	0.0
Other	(0.1)	(0.6)
Net cash (used in) investing activities	(361.9)	(39.6)

Payment of cash dividends	(145.8)	(145.0)
Purchase of treasury stock	0.0	(300.0)
Payment of business acquisition liabilities	(180.5)	(5.9)
Short-term debt borrowings (repayments)	49.9	0.0
Proceeds from stock option exercises	30.8	26.6
Other stock award activity	(5.7)	(2.5)
Other	(0.4)	0.0
Net cash (used in) financing activities	(251.7)	(426.8)

F/X impact on cash	(2.2)	9.0

Net change in cash and cash equivalents	$(154.2)	$(40.9)

2026 and 2025 Product Line Net Sales

	Three Months Ended		Percent
	6/30/2026	6/30/2025	Change
Household Products	$662.0	$650.0	1.8%
Personal Care Products	493.8	504.1	-2.0%
Consumer Domestic	$1,155.8	$1,154.1	0.1%
Consumer International	297.5	277.6	7.2%
Total Consumer Net Sales	$1,453.3	$1,431.7	1.5%
Specialty Products Division	76.7	74.6	2.8%
Total Net Sales	$1,530.0	$1,506.3	1.6%

	Six Months Ended		Percent
	6/30/2026	6/30/2025	Change
Household Products	$1,303.6	$1,264.9	3.1%
Personal Care Products	969.9	1,019.0	-4.8%
Consumer Domestic	$2,273.5	$2,283.9	-0.5%
Consumer International	571.4	539.5	5.9%
Total Consumer Net Sales	$2,844.9	$2,823.4	0.8%
Specialty Products Division	154.4	150.0	2.9%
Total Net Sales	$2,999.3	$2,973.4	0.9%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures. These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures. The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted Gross Margin:

This press release provides information regarding adjusted gross margin, namely gross margin calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year gross margin.

Adjusted Selling, General, and Administrative Expense (SG&A):

This press release also presents adjusted SG&A, namely, SG&A calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year SG&A expense.

Adjusted Income from Operations:

This press release also presents adjusted income from operations, namely income from operations calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year income from operations.

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year EPS growth.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 6/30/2026

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	1.6%	1.5%	0.1%	7.2%	2.8%
Less:
Acquisitions	2.8%	3.0%	3.4%	1.0%	0.0%
Add:
FX / Other	-0.4%	-0.4%	0.0%	-2.1%	0.0%
Divestitures	7.4%	7.9%	8.4%	5.0%	0.0%

Organic Sales Growth	5.8%	6.0%	5.1%	9.1%	2.8%

	Six Months Ended 6/30/2026

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	0.9%	0.8%	-0.5%	5.9%	2.9%
Less:
Acquisitions	2.4%	2.5%	2.9%	1.0%	0.0%
Add:
FX / Other	-0.7%	-0.7%	0.0%	-3.8%	0.0%
Divestitures	7.6%	7.9%	8.7%	5.4%	0.0%

Organic Sales Growth	5.4%	5.5%	5.3%	6.5%	2.9%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	Three Months Ended June 30, 2026
	As Reported (US GAAP)	Year-over-year GAAP Change	ERP Project Costs	Touchland Restricted Stock	Adjusted (non-GAAP)	Year-over-year Non GAAP Change

Net Sales	$1,530.0	$23.7	$0.0	$0.0	$1,530.0	$23.7
Cost of sales	836.1	(23.2)	0.0	0.0	836.1	7.2
Gross Profit	693.9	46.9	0.0	0.0	693.9	16.5
Gross Margin	45.4%	2.4%			45.4%	0.4%

Marketing expenses	165.3	8.2	0.0	0.0	165.3	8.2
Percent of Net Sales	10.8%	0.4%			10.8%	0.4%

SG&A	252.2	24.0	(4.5)	(6.3)	241.4	37.0
Percent of Net Sales	16.5%	1.4%			15.8%	2.2%
Income from Operations	276.4	14.7	4.5	6.3	287.2	(28.7)
Operating Margin	18.1%	0.6%			18.8%	-2.2%

Equity in earnings of affiliates	2.7	(0.1)	0.0	0.0	2.7	(0.1)
Other income (expense), net	(23.2)	(9.2)	0.0	0.0	(23.2)	(9.2)
Income before Income Taxes	255.9	5.4	4.5	6.3	266.7	(38.0)
Income taxes	53.1	(6.4)	1.1	0.0	54.2	(18.2)
Net Income	$202.8	$11.8	$3.4	$6.3	$212.5	$(19.8)
Net Income per share - Diluted	$0.85	9.0%	$0.01	$0.03	$0.89	-5.3%
Amounts may not add due to rounding

(Dollars in millions, except per share data)
	Six Months Ended June 30, 2026
	As Reported (US GAAP)	Year-over-year GAAP Change	ERP Project Costs	Touchland Restricted Stock	Adjusted (non-GAAP)	Year-over-year Non GAAP Change

Net Sales	$2,999.3	$25.9	$0.0	$0.0	$2,999.3	$25.9
Cost of sales	1,624.0	(42.8)	0.0	0.0	1,624.0	(10.5)
Gross Profit	1,375.3	68.7	0.0	0.0	1,375.3	36.4
Gross Margin	45.9%	2.0%			45.9%	0.9%

Marketing expenses	304.7	11.0	0.0	0.0	304.7	11.0
Percent of Net Sales	10.2%	0.3%			10.2%	0.3%

SG&A	503.2	47.3	(9.9)	(12.6)	480.8	54.0
Percent of Net Sales	16.8%	1.5%			16.0%	1.6%
Income from Operations	567.4	10.4	9.9	12.6	589.8	(28.6)
Operating Margin	18.9%	0.2%			19.7%	-1.1%

Equity in earnings of affiliates	5.0	0.6	0.0	0.0	5.0	0.6
Other income (expense), net	(43.9)	(15.1)	0.0	0.0	(43.9)	(15.1)
Income before Income Taxes	528.5	(4.1)	9.9	12.6	550.9	(43.1)
Income taxes	109.4	(12.1)	2.4	0.0	111.8	(23.6)
Net Income	$419.1	$8.0	$7.5	$12.6	$439.1	$(19.5)
Net Income per share - Diluted	$1.76	6.0%	$0.02	$0.06	$1.84	-1.1%
Amounts may not add due to rounding

(Dollars in millions, except per share data)
	Three Months Ended June 30, 2025
	As Reported (US GAAP)	Year-over-year GAAP Change	Business exit related impairments	ERP Project Costs	Waterpik Restructuring	Hero Restricted Stock	Adjusted (non-GAAP)	Year-over-year Non GAAP Change

Net Sales	$1,506.3	$(4.9)	$0.0	$0.0	$0.0	$0.0	$1,506.3	$(4.9)
Cost of sales	859.3	60.2	(30.4)	0.0	0.0	0.0	828.9	3.7
Gross Profit	647.0	(65.1)	30.4	0.0	0.0	0.0	677.4	(8.6)
Gross Margin	43.0%	-4.1%					45.0%	-0.4%

Marketing expenses	157.1	4.7	0.0	0.0	0.0	0.0	157.1	4.7
Percent of Net Sales	10.4%	0.3%					10.4%	0.3%

SG&A	228.2	5.4	(20.6)	(1.6)	0.0	(1.6)	204.4	(13.2)
Percent of Net Sales	15.1%	0.4%					13.6%	-0.8%
Income from Operations	261.7	(75.2)	51.0	1.6	0.0	1.6	315.9	(0.1)
Operating Margin	17.5%	-4.8%					21.0%	0.1%

Equity in earnings of affiliates	2.8	(0.3)	0.0	0.0	0.0	0.0	2.8	(0.3)
Other income (expense), net	(14.0)	5.5	0.0	0.0	0.0	0.0	(14.0)	5.5
Income before Income Taxes	250.5	(70.0)	51.0	1.6	0.0	1.6	304.7	5.1
Income taxes	59.5	(17.5)	12.4	0.5	0.0	0.0	72.4	1.8
Net Income	$191.0	$(52.5)	$38.6	$1.1	$0.0	$1.6	$232.3	$3.3
Net Income per share - Diluted	$0.78	-21.2%	$0.16	$0.01	$0.0	$0.01	$0.94	1.1%
Amounts may not add due to rounding

(Dollars in millions, except per share data)
	Six Months Ended June 30, 2025
	As Reported (US GAAP)	Year-over-year GAAP Change	Business exit related impairments	ERP Project Costs	Waterpik Restructuring	Hero Restricted Stock	Adjusted (non-GAAP)	Year-over-year Non GAAP Change

Net Sales	$2,973.4	$(41.1)	$0.0	$0.0	$0.0	$0.0	$2,973.4	$(41.1)
Cost of sales	1,666.8	51.4	(30.4)	0.0	(1.9)	0.0	1,634.5	(7.0)
Gross Profit	1,306.6	(92.5)	30.4	0.0	1.9	0.0	1,338.9	(34.1)
Gross Margin	43.9%	-2.5%					45.0%	-0.5%

Marketing expenses	293.7	(10.7)	0.0	0.0	0.0	0.0	293.7	(10.7)
Percent of Net Sales	9.9%	-0.2%					9.9%	-0.2%

SG&A	455.9	3.1	(20.6)	(2.6)	(1.5)	(4.4)	426.8	(13.5)
Percent of Net Sales	15.3%	0.3%					14.3%	-0.3%
Income from Operations	557.0	(84.9)	51.0	2.6	3.4	4.4	618.4	(9.9)
Operating Margin	18.7%	-2.6%					20.8%	0.0%

Equity in earnings of affiliates	4.4	0.2	0.0	0.0	0.0	0.0	4.4	0.2
Other income (expense), net	(28.8)	12.7	0.0	0.0	0.0	0.0	(28.8)	12.7
Income before Income Taxes	532.6	(72.0)	51.0	2.6	3.4	4.4	594.0	3.0
Income taxes	121.5	(11.9)	12.4	0.7	0.8	0.0	135.4	8.4
Net Income	$411.1	$(60.1)	$38.6	$1.9	$2.6	$4.4	$458.6	$(5.4)
Net Income per share - Diluted	$1.66	-13.1%	$0.16	$0.01	$0.01	$0.02	$1.86	-1.1%
Amounts may not add due to rounding

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	September 30, 2026	December 31, 2026
Reported Sales Growth	-0.5%	0% to 1%
Acquisition/Divestiture/FX/Other	3.5%	4%

Organic Sales Growth	3.0%	4% to 5%

	For the year ended December 31, 2026	For the year ended December 31, 2025
Adjusted Diluted Earnings Per Share Reconciliation (Forecasted)
Diluted Earnings Per Share - Reported	$ 3.61 to 3.68	$3.02
ERP Project Costs	0.03	0.02
Touchland Restricted Stock	0.10	0.05
Business Exit Related Impairments	0.00	0.14
Hero Restricted Stock	0.00	0.03
Waterpik Restructuring	0.00	0.01
Touchland Earnout	0.00	0.08
VMS Divestiture	0.00	0.18
Diluted Earnings Per Share - Adjusted (non-GAAP)	$ 3.74 to 3.81	$3.53